Exhibit 3.5

State of Delaware

Secretary of State

Division of Corporations

Delivered 01:44 PM 04/08/2011

FILED 01:27 PM 04/08/2011

SRV 110395635 – 4157633 FILE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF THARCO CONTAINERS TEXAS, INC.

Tharco Containers Texas, Inc., a Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

A. The name of the Corporation is Tharco Containers Texas, Inc. The date of filing of the Corporation’s original Certificate of Incorporation was May 11, 2006, and the date of filing of the Corporation’s Amended and Restated Certificate of Incorporation was March 9, 2011.

B. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and amends and restates the provisions of the Certificate of Incorporation of the Corporation.

C. Immediately upon filing this Second Amended and Restated Certificate of Incorporation, the text of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in full as set forth herein:

1.	The name of the Corporation is Tharco Containers Texas, Inc.

2.	The address of its registered office in the state of Delaware is Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, county of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.	The nature of the business or purpose to be conducted or promoted is: To engage in any lawful act or activity for which the Corporation may be organized under the General Corporation Law of the State of Delaware.

4.	The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000; all of which shares shall be designated Common Stock and be without par value. The holders of stock shall, upon the issue or sale of shares of stock of any class (whether now or hereafter authorized) or any securities convertible into such stock, have the right, during such period of time and on such conditions as the Board of Directors shall prescribe, to subscribe to and purchase such shares or securities in proportion to their respective holdings of stock, at such price or prices as the Board of Directors may from time to time fix and as may be permitted by law.

5.	The Corporation is to have perpetual existence.

6.	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is Expressly Authorized to make, alter, and repeal the bylaws of the Corporation.

7.	To the fullest extent permitted by the General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this clause 7 shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

8.	The Corporation may, to the fullest extent permitted by the General Corporation Law, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant thereto.

9.	Meetings of Stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. Elections of Directors need not be by written ballot unless the bylaws of the Corporation so provide.

10.	The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon Stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, the Senior Vice President of the Corporation, for the purpose of filing an amended and restated certificate of incorporation pursuant to the General Corporation Law of the State of Delaware, make this certificate, declaring and certifying that this is the act and deed of the Corporation and the facts stated are true.

Executed April 7, 2011.

/s/ Karen E. Gowland
Karen E. Gowland

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